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Exhibit (8)(v)

STATE STREET BANK AND TRUST COMPANY
Custodian Fee Schedule
Sanford Bernstein International Fund
Sanford Bernstein Emerging Markets Fund

I. GLOBAL CUSTODY

Includes: Maintaining custody of assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.

A. Holding Fees (basis points per portfolio per annum)

Group I       Group II          Group III          Group IV        Group V
-------       --------          ---------          --------        --------
Canada        Denmark           Australia          Austria         Finland
U.K.          Euroclear         Belgium            Malaysia        Thailand
              Germany           France             Mexico          Hong Kong
              Japan             Ireland            Singapore
              Netherlands       Italy              S. Africa
                                New Zealand        Sweden
                                Norway
                                Switzerland
                                Spain


     Group VI          Group VII            Group VIII        Group IX
     --------          ---------            ----------        --------
     Indonesia         Argentina            Chile             Bangladesh
     Philippines       Brazil               China             Columbia
     S. Korea          Taiwan               Greece            India
     Turkey                                 Poland            Israel
                                            Portugal          Pakistan
                                            Sri Lanka         Peru
                                                              Uruguay
                                                              Venezuela


Group I     Group II    Group III     Group IV      Group V      Group VI
-------     --------    ---------     --------      -------      --------
2.0         3.0         5.0           8.0           10.0         15.0


Group VII         Group VIII        Group IX
---------         ----------        --------
25.0              30.0              40.0


B. Transaction Charges (U.S. Dollars)*

Group I       Group II       Group III    Group IV     Group V      Group VI
-------       --------       ---------    --------     -------      --------
$30           $60            $75          $100         $125         $150
Canada        Australia      Argentina    China        Hungary      Bangladesh
Euroclear     Austria        Belgium      Columbia     Jordan       Uruguay
Germany       France         Brazil       Greece       Pakistan
Japan         Hong Kong      Chile        India        Peru
Mexico        Italy          Denmark      New Zealand
Netherlands   S. Africa      Finland      Norway
              Spain          Indonesia    Singapore
              Switzerland    Ireland      Zimbabwe
              Thailand       Israel
              U.K.           Malaysia
                             Philippines
                             Poland

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                             Portugal
                             S. Korea
                             Sri Lanka
                             Sweden
                             Taiwan
                             Turkey
                             Venezuela

*Electronic delivered trade transactions will be lowered by $3.00
Settlement of Third Party foreign Exchange (per transaction)           $50.00

II. DOMESTIC CUSTODY CHARGES

Transactions
------------

Holding Fees Annual Fee in Basis Points

         First 50 million           3
         Next 50 million            2
         Over 100 million           1

State Street Repos                                   $ 7.00

DTC or Fed Book Entry Buy/Sell                       $12.00

New York Physical Buy/Sell                           $25.00

PTC Buy/Sell                                         $12.00

All other trades                                     $16.00

Option charge for each option written or
closing contract, per issue, per broker              $25.00

Option expiration/Option exercised                   $15.00

Deliver loaned securities versus cash
collateral                                           $20.00

Deliver loaned securities versus securities
collateral                                           $30.00

Receive/deliver additional cash collateral           $ 6.00

Substitutions of securities collateral               $30.00

Deliver cash collateral versus receipt
of loaned securities                                 $15.00

Deliver securities collateral versus
receipt of loaned securities                         $25.00

Loan administration - mark-to-market per
day, per loan                                        $ 3.00

Interest Rate Futures - no security movement         $ 8.00

Monitoring for calls and processing coupons for -
each coupon issue held - monthly charge              $ 5.00

Principal reduction payments per paydown             $10.00

Dividend charges (for items held at the
request of traders over record date in

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street form)                                         $50.00

III. PORTFOLIO AND FUND ACCOUNTING

Maintain investment ledgers selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service. (see schedule IV.)

$3,750 per month

IV. PRICING SERVICE

Monthly Quote Charge: (Based on the average number of positions in portfolio)

Municipal Bonds via Muller Data                      $21.00

         Municipal Bonds via Kenny Information
         System                                      $16.00

         Government, Corporate and Convertible
         Bonds via Merrill Lynch                     $12.00

         Corporate and Government Bonds via
         Muller Data                                 $11.00

         Options, Futures and Private Placements     $ 6.00

         Foreign Equities and Bonds via Extel Ltd.   $ 5.00

         Listed Equities, OTC Equities, and Bonds    $ 6.00

         Corporate, Municipal, Convertible and
         Government Bonds, Adjustable Rate
         Preferred Stocks via IDSI                   $ 6.00

V. SPECIAL SERVICES

Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures and other special items will be negotiated separately.

VI. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses including, but are not limited to the following:

Telephone
Wire Charges ($5.25 per wire in and $5.00 out) Postage and Insurance Courier Service Duplicating Legal Fees Supplies Related to Fund Records Rush Transfer - $8.00 each Transfer Fees
Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.) Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check Items Over $2,500 - $4.25
GNMA Transfer - $15.00 Each

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VII. BALANCE CREDITS

A balance credit equal to 90% of the 90-day Treasury Bill rate, in effect the last business day of each month, will be applied to the Custodian Demand Deposit Account (U.S.) balance, net of check redemption service overdrafts, on a pro-rated basis against the fund's Custodian Fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31st) will not be carried forward.

SANFORD C. BERNSTEIN & CO., INC.
By: Michael T. Borgia, Senior Vice President
Date: May 29, 1998

STATE STREET BANK AND TRUST CO.
By: Illegible, Vice President
Date: June 12, 1998